UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 SEREFEX CORPORATION
(Name of small business issuer in its charter)

Delaware	3470	59-2412164
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4328 Corporate Square, Suite C, Naples, Florida 34104 Telephone: (239) 262-1610
(Address and telephone number of principal executive offices)

4328 Corporate Square, Suite C, Naples, Florida 34104
(Address and principal place of business or intended principal place of business)

Brian S. Dunn, President 4328 Corporate Square, Suite C, Naples, Florida 34104 Telephone: (239) 262-1610
(Name, address and telephone number of agent for service)

Copy of Communications to:
Williams Schifino Mangione & Steady, P.A.
Attn: William J. Schifino, Sr., Esq.
One Tampa City Center, Suite 2600, Tampa, Florida 33602
Telephone: (813) 221-2626

Approximate date of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders(3)	127,777,778	$.04	$5,111,111	$547

(1)
An indeterminate number of additional shares of Common Stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the closing price of our Common Stock on July 24, 2006, as reported on the Over-the-Counter Bulletin Board.

(3)   Of these shares, 127,666,667 are being registered under a Standby Equity Distribution Agreement between Serefex Corporation and Cornell Capital Partners, LP, of which 2,666,667 shares were previously issued to Cornell Capital Partners, LP as a commitment fee, and 111,111 shares were issued to Newbridge Securities Corporation as a placement agent fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUSSubject to Completion
_____________, 2006

SEREFEX CORPORATION

A Delaware Corporation

127,777,778 SHARES OF COMMON STOCK
_________________________________

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 127,777,778 shares of our Common Stock. The selling stockholders may offer to sell the shares of Common Stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholders. All costs associated with this registration will be borne by Serefex Corporation.

The total number of shares sold herewith includes the following shares owned by or to be issued to Cornell Capital Partners LP, up to 125,000,000 shares of Common Stock issuable under the Standby Equity Distribution Agreement with Cornell Capital Partners LP (“Cornell Capital”) and 2,666,667 shares issued to Cornell Capital as a commitment fee in connection with the signing of the Standby Equity Distribution Agreement. In addition, we are including 111,111 shares issued to Newbridge Securities Corporation (“Newbridge”) as a placement agent fee under the Standby Equity Distribution Agreement. We are not selling any shares of Common Stock in this offering and, therefore, will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of the 125,000,000 shares of Common Stock under the Standby Equity Distribution Agreement.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the sale of Common Stock covered hereby. With the exception of Cornell Capital, no other underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. This offering will terminate twenty-four (24) months after the accompanying registration statement is declared effective by the Securities and Exchange Commission (the “SEC”).

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our Common Stock is quoted on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “SFXC”. On July 24, 2006, the closing price for our Common Stock on the OTC Bulletin Board was $.04 per share.

Our business is subject to many risks and an investment in our Common Stock will also involve a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 5 before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________, 2006.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts” or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them. Statements contained in this Prospectus that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully; including the section entitled “Risk Factors” before deciding to invest in our Common Stock. As used in this prospectus, Serefex Corporation may be referred to as “we”, “us”, “our”, ”Company” and “Serefex”.

Our Company

Serefex was organized under the laws of the State of Florida on September 20, 1983. From its inception through 2000, we were engaged in the research, development and sale of fax systems to major corporations. Sales were discontinued in 2000, and in 2001 the Company sold substantially all of its assets. We remained a shell throughout 2002 without operations or revenue. In March of 2002, Serefex changed its domicile from Florida to Delaware and in June of that same year, the former directors and officers resigned and the current board of directors and management took office.

In 2003, we decided to enter the consumer products business, primarily focusing on magnetic tape and other magnetic products and related accessories. Our principle line of magnetic products, their packaging and prices, are tailored to meet an array of home, work and school applications, and are offered under our Fridge Tape®, Locker Tape™, Fridge Notes®, and Fridge Pic® brands. Our goal is to build the strength of our brands by focusing on satisfying the lifestyle demands of today’s consumers for innovation, quality and ease of use. Concepts for new products and product line extensions, and our product development processes may include technical and consumer market research, comparative analyses, the formulation of product specifications, feasibility studies, and safety testing.

Sales of our products take place primarily in the United States, with additional limited sales activity in Canada. Our products are marketed through a broad range of distribution channels consisting of independent and chain retailers, including industry-leading drugstores, hardware and home improvement stores, top regional grocery chains, and mass merchandisers, as well as Internet and catalog general merchandise resellers. We intend to continue to build our multi-channel distribution infrastructure in the coming months to support the planned growth of our business.

Serefex is quoted on the OTC Electronic Bulletin Board under the symbol SFXC. Our principal executive offices are located at 4328 Corporate Square, Suite C, Naples, Florida 34104. The telephone number of our principal executive office is (239) 262-1610. Additional information is available on our website at www.serefex.com.

The Offering

This offering relates to the sale of Common Stock by certain persons who are stockholders of Serefex under a Standby Equity Distribution Agreement, namely Cornell Capital and Newbridge. Cornell Capital intends to sell up to 127,777,778 shares of Common Stock, including up to 125,000,000 which may be issued under the Standby Equity Distribution Agreement and 2,666,667 shares of our Common Stock issued to Cornell Capital as a commitment fee. The 2,666,667 shares of Common Stock issued as a commitment fee under the Standby Equity Distribution Agreement equaled $240,000 based upon our stock price on the date of issuance. Newbridge, an unaffiliated registered broker-dealer, intends to sell up to 111,111 shares of Common Stock registered in this offering which were issued to it as a placement agent fee. At an assumed offering price of $.04 per share, we should be able to receive up to $5,000,000 in gross proceeds under the Standby Equity Distribution Agreement. It should be noted, however, that we cannot request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding Common Stock.

The selling stockholders may offer to sell the shares of Common Stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Standby Equity Distribution Agreement

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of Common Stock for a total purchase price of $5,000,000 during the period commencing on the effectiveness of the registration statement of which this prospectus is a part and terminating twenty-four (24) months thereafter. Upon the filing of a post-effective amendment to the registration statement that addresses any issues related to fundamental changes, and provided the conditions of the Standby Equity Distribution Agreement are met, the investor would remain obligated under the terms of such Agreement.

The amount of each advance is subject to a maximum advance amount of $300,000, and we may not submit any notice of an advance sooner than five (5) trading days after a prior notice of an advance. Cornell Capital will pay Serefex ninety-five percent (95%) of, or a five percent (5%) discount to, the volume weighted average price of the Common Stock during the five (5) consecutive trading days immediately following the notice date. In addition, five percent (5%) of each advance will be paid to Cornell Capital as a commitment fee, for a total effective discount of approximately ten percent (10%). $500 must also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital, as a structuring fee upon each cash advance. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of Common Stock to Cornell Capital to raise capital to fund our capital needs. The periodic sale of shares is known as an advance. A closing will be held the first trading day after the pricing period at which time we will deliver shares of Common Stock to Cornell Capital and Cornell Capital will pay the advance amount. These fees may be deducted from the proceeds of each advance.

Serefex engaged Newbridge, an unaffiliated registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. Newbridge was paid a fee of $10,000 by the issuance of 111,111 shares of Common Stock on June 14, 2006. We are registering such shares under the registration statement of which this prospectus is a part.

Number of Shares to be Outstanding after the Offering

Assuming the issuance of all of the shares under the Standby Equity Distribution Agreement, there will be 278,091,763 shares of our Common Stock issued and outstanding.

Estimated Use of Proceeds

The shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the Common Stock by the selling stockholders will go to the selling stockholders and we will not receive any proceeds from such resale. We will, however, receive proceeds from the sale of the shares of Common Stock to Cornell Capital under the Standby Equity Distribution Agreement. Under the Standby Equity Distribution Agreement, we may issue and sell to Cornell Capital Common Stock for a total purchase price of up to $5,000,000. If we were to use the entire $5,000,000 available under the Standby Equity Distribution Agreement we should receive approximately $4,685,000 in net proceeds. Any proceeds we receive from the sale of Common Stock under the Standby Equity Distribution Agreement will be used for working capital purposes.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the fiscal years ended December 31, 2004 and 2005. The financial data for the six (6) month period ended June 30, 2005 and 2006 is derived from unaudited financial statements, included elsewhere in this prospectus. The following data should also be read in conjunction with the information contained in the section entitled “Management’s Discussion and Analysis and Plan of Operation” included elsewhere in this prospectus.

	For the year ended December 31,		For the six months ended June 30,
	2004	2005	2005	2006
			(unaudited)

Sales	$4,969	$345,967	$118,597	$177,986
Gross profit	($ 32,909)	$106,513	$23,356	$68,369
Net loss	($715,214)	($894,932)	($695,132)	($497,659)
Basic and diluted loss per share	($0.01)	($0.01)	($0.01)	($0.00)

June 30, 2006 (unaudited)

Working capital	$354,659
Total assets	$537,890
Total liabilities	$151,202
Shareholders’ equity	$386,687
Number of issued and outstanding shares of Common Stock	153,091,763

RISK FACTORS

An investment in our Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our Company’s Common Stock. Our business, operating results and financial condition could seriously be harmed due to any of the following risks. The risks described below are not the only ones facing our Company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

In December 2001, the Company’s operations ceased following the sale of substantially all of its assets. New management took over in 2002 and in late 2003 we became engaged in our current business. Sale of our current product line commenced in early 2005, and our revenues have been minimal to-date. Accordingly, the Company has had very little operating history or results on which to evaluate our business or our prospects for the future. The Company faces the risks, expenses and difficulties frequently encountered by companies in the early stage of implementing their business models. Such risks and difficulties include the fact that we cannot give any assurances that our business model or strategy will be successful. There can be no assurances that the Company’s products will be accepted in the marketplace or that the Company will have sufficient funds to carry out a meaningful sales program. Failure to successfully implement our business model or strategy would materially and adversely affect our ability to continue as a going concern.

Because there is no assurance that we will generate significant revenues, we face a high risk of business failure.

For the years ended December 31, 2004 and 2005, revenues were $4,969 and $345,967 respectively. For the six (6) month period ended June 30, 2006, revenues were $177,986. The Company’s ability to increase sales depends on numerous factors, including market acceptance of existing products, the successful introduction of new products, growth of consumer discretionary spending, the ability to recruit new independent sales consultants, sourcing of raw materials and demand-driven increases in production and distribution capacity. Business in all of Serefex’s segments is driven by consumer preferences. Accordingly, there can be no assurances that the Company’s current or future products will maintain or achieve market acceptance. We can provide investors with no assurance that revenues will increase to a level which will reflect profitability. If we are unsuccessful in generating significant revenues, our business will most likely fail and our investors could lose their investment.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Bongiovanni & Associates, P.A., state in their audit report attached to our audited financial statements for the fiscal year ended December 31, 2005 that since we have sustained recurring losses and have yet to generate an internal cash flow, there is a substantial doubt that we will be able to continue as a going concern.

Ability to respond to increased product demand

The Company’s ability to meet future product demand will depend upon its success in sourcing adequate supplies of its products, bringing new production and distribution capacity on line in a timely manner, forecasting product demand and fulfilling customer orders promptly, improving customer service-oriented management information systems, and recruiting, training, motivating and managing new employees. The Company’s inability to successfully achieve of any of the foregoing could result in a material adverse effect on the Company’s financial results.

Risk of shortages

The supply of certain raw materials needed for the manufacture of the Company’s products could be adversely affected by price changes, availability, a change in product requirements, weather disruptions due to production or transportation delays, and other factors. Shortages have not had and are not presently expected to have a material adverse effect on the Company’s operations. However, it is possible that fluctuations in the availability and prices of crude oil could have a material adverse affect on the cost the transportation of our products, particularly in importation expenses.

Dependence on key corporate management personnel.

Serefex’s success depends in large part on the contributions of its key corporate management, specifically, its Chief Executive Officer and President, Brian S. Dunn, and its Vice President and Controller; Shawn M. Williams. The Company has employment contracts with Messrs. Dunn and Williams. Serefex does not maintain any key person life insurance policies. The loss of our key corporate management personnel could have a material adverse effect on the Company.

As a supplier of imported merchandise, the Company is subject to certain risks that generally do not affect suppliers of domestically produced products.

Presently, the Company imports all of its products from Taiwan and China. The Company usually orders merchandise from eight (8) to twelve (12) weeks in advance of delivery. Global unrest, war, terrorist acts, or threats of war and/or terrorist acts could negatively impact the Company’s ability to import merchandise. Foreign currency exchange rate fluctuations, increases in taxes, duties, and related import expenses, strikes, and import quotas and other importation restrictions, among other things, could negatively affect the price, delivery and availability of imported merchandise. The inability to import our products, the unavailability of shipping capacity at acceptable rate terms, or the imposition of burdensome tariffs could have a material adverse effect on the results of the Company’s operations. Monitoring of foreign vendors’ and/or manufacturer’s compliance with United States laws and Serefex’s product standards, including quality and safety standards, is more difficult than the monitoring of domestic vendors and manufacturer’s compliance with such laws and Company standards.

The United States government has the authority to enforce trade agreements, resolve trade disputes, and open foreign markets to United States goods and services. The United States government may also impose trade sanctions on foreign countries that are deemed to violate trade agreements or maintain laws or practices that are unjustifiable and restrict United States commerce. In these situations the United States government may increase duties on imports into the United States from one or more foreign countries. In this event, Serefex could be adversely affected by the imposition of trade sanctions.

In addition, the United States maintains a variety of international trade laws under which the Company’s ability to import may be affected from time to time, including, but not limited to, the antidumping law, the countervailing duty law, the safeguards law, and laws designed to protect intellectual property rights. Although the Company may not be directly involved in a particular trade dispute under any of these laws, its ability to import, or the terms and conditions under which it can continue to import, may be affected by the outcome of that dispute.

In recent years, dispute resolution processes have been utilized to resolve disputes regarding market access between China, the United States and other countries. In some instances these trade disputes can lead to the threats by countries of sanctions against each other, which can include import prohibitions and increased duty rates on imported items. Any type of sanction on imports is likely to increase the Company’s import costs or limit the availability of products purchased from sanctioned countries. In that case, the Company may be required to seek similar products from other countries.

Risks Related to Our Common Stock

Our Common Stock has been relatively thinly traded and we cannot predict the extent to which an active trading market will develop.

Our Common Stock is traded on the OTC Bulletin Board. Our Common Stock is thinly traded compared to larger more widely known companies. Thinly traded Common Stock can be more volatile than Common Stock trading in an active public market. We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained.

We may need to raise additional capital which may not be available on acceptable terms or at all.

We have entered into a Standby Equity Distribution Agreement that provides for the investment by Cornell Capital of up to $5 million in our Common Stock over a period of twenty-four (24) months after the effectiveness of the registration of which this prospectus is a part. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that Agreement and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The liability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

We do not intend to pay dividends on any investment in the shares of stock of our Company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our Company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our Company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of Common Stock and may affect the secondary market for our shares of Common Stock. These rules could also hamper our ability to raise funds in the primary market for our shares of Common Stock.

Risks Related to the Standby Equity Distribution Agreement

There are a large number of shares underlying our Standby Equity Distribution Agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our Common Stock.

The issuance and sale of shares upon delivery of an advance by Cornell Capital pursuant to the Standby Equity Distribution Agreement in the amount up to $5,000,000 is likely to result in substantial dilution to the interests of other stockholders. As of June 30, 2006, we had 153,091,763 shares of Common Stock issued and outstanding. We are registering 127,777,778 shares of Common Stock pursuant to this registration statement, of which up to 125,000,000 shares are reserved for issuance under the Standby Equity Distribution Agreement. The continuously adjustable price feature of our periodic equity investment agreement could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon receipt of an advance pursuant to our agreement with Cornell will increase if the market price of our stock decreases. If the average price of the shares is less than $.04 per share, we will need to register additional shares to fully utilize the funds available. In order to do this, we will need stockholder approval to amend our Certificate of Incorporation to increase the number of authorized shares. On July 24, 2006, the closing price of our Common Stock was $.04 per share.

We will not be able to use the Standby Equity Distribution Agreement if the shares to be issued in connection with an advance would result in Cornell Capital owning more than 9.9% of our outstanding Common Stock.

Under the terms of the Standby Equity Distribution Agreement, we may not request advances to the extent that the shares to be issued in connection with such advances would result in Cornell Capital and its affiliates owning more than 9.9% of our outstanding Common Stock. As of June 30, 2006, Cornell Capitals’ beneficial ownership of the Company’s Common Stock (resulting from its ownership of 2,666,667 shares acquired as a commitment fee, was 1.74%. We will be permitted to make limited draws on the Standby Equity Distribution Agreement so long as Cornell Capitals’ beneficial ownership of our Common Stock (taking into account such ownership) remains lower than 9.9%. A possibility exists that Cornell Capital and its affiliates may own more than 9.9% of the Company’s outstanding Common Stock at a time when we would otherwise plan to obtain an advance under the Standby Equity Distribution Agreement.

Cornell Capital will pay less than the then-prevailing market price for our shares and will have an incentive to sell such shares, which may cause the price of our Common Stock to decline.

Cornell Capital will purchase shares of our Common Stock pursuant to the Standby Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our Common Stock. Cornell Capital will have an incentive to immediately sell any shares of our Common Stock that it purchases pursuant to the Standby Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our Common Stock. To the extent Cornell Capital sells its Common Stock, the Common Stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of Common Stock, the sales of which would further depress the stock price.

Cornell Capital may sell shares of our Common Stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

Cornell Capital is deemed to beneficially own the shares of Common Stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital, which is prior to the date the shares are delivered to Cornell Capital. Cornell Capital may sell such shares any time after we deliver an advance notice. Accordingly, Cornell Capital may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would further result in us having to issue a larger number of shares of Common Stock to Cornell Capital in respect of the advance.

Cornell Capital intends to sell our shares of Common Stock in the public market and has an incentive under the Standby Equity Distribution Agreement to do so quickly, which sales may cause our stock price to decline.

Cornell Capital intends to sell the shares of Common Stock issued to it under the Standby Equity Distribution Agreement in the public market. In addition, Cornell Capital may have an incentive to sell shares received under the equity line quickly, because in doing so they can ensure that they will recover the discount to market price at which they acquire those shares. Such sales may cause out stock price to decline.

The sale of our stock under the Standby Equity Distribution Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the OTC Bulletin Board has the potential to cause a significant downward pressure on the price of Common Stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our Common Stock. Under the terms of our Standby Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our Common Stock, the price decline that would result from this activity will cause the share price to decline more which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of Common Stock in the market. If there is an imbalance on the sell side of the market for our Common Stock the price will likely decline.

We may not be able to access sufficient funds under the Standby Equity Distribution Agreement when needed.

We are dependent on external financing to fund our operations. No assurances can be given that funds will be available in sufficient amounts or at all when needed. Our ability to raise funds under the Standby Equity Distribution Agreement is limited by a number of factors, including the fact that the amount of each advance is subject to a maximum advance amount of $300,000, we may not submit any request for an advance within five (5) trading days of a prior request, we may have concerns about the impact of an advance on the stock price and we may not be able to use the facility because we are in possession of material nonpublic information.

We may be limited in the amount we can raise under the Standby Equity Distribution Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

We will want to avoid placing more shares into the market than the market’s ability to absorb the increase without a significant downward pressure on the price of our Common Stock. This potential adverse impact on the stock price may limit our willingness to use the Standby Equity Distribution Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

We will not be able to use the Standby Equity Distribution Agreement when we are in possession of material nonpublic information.

Whenever we are issuing shares to Cornell Capital, we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in our registration statement or refrain from using the facility.

Private equity lines are relatively new concepts and it is not clear how the courts and the SEC will treat them.

Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC’s Division of Corporate Finance has taken the position that, as long as certain criteria are met, this “resale” registration statement related to the private equity lines of credit may be filed prior to the Company issuing the shares. It should be noted however, that the staff’s position, although significant, is not a definitive interpretation of the law and is not binding on courts. According, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws, or the staff may change its position.

THE OFFERING

This prospectus relates to the resale by the selling stockholder named in this prospectus of up to 127,777,778 shares of Common Stock of Serefex in connection with the resale of:

(a) up to 2,666,667 shares of Common Stock issued to Cornell Capital on June 14, 2006 as a one time commitment fee under the Standby Equity Distribution Agreement.

(b) up to 111,111 shares of Common Stock issued to Newbridge on June 14, 2006 as a placement agent fee under the Standby Equity Distribution Agreement with Cornell Capital.

(c) up to 125,000,000 shares of Common Stock to be issued under a Standby Equity Distribution Agreement with Cornell Capital.

The selling stockholders may offer to sell the shares of Common Stock covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our Common Stock by the selling stockholders.

USE OF PROCEEDS

Use of Proceeds Received from the Private Placements.

The shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the Common Stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common shares by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

Use of Proceeds Received from the Standby Equity Distribution Agreement.

We will receive proceeds from the sale of our shares of Common Stock to Cornell Capital under the Standby Equity Distribution Agreement. Under the Standby Equity Distribution Agreement, we may issue and sell to Cornell Capital Common Stock for a total purchase price of up to $5,000,000. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to ninety-five percent (95%) of, or a five percent (5%) discount from, the volume weighted average purchase price of our Common Stock on the OTC Bulletin Board for the five (5) days following our request for an advance. In addition, Cornell Capital is entitled to a commitment fee equal to five percent (5%) of each advance, payable on or before each advance for a total effective discount of ten percent (10%).

For illustrative purposes only, we have set forth below the net proceeds to be received under the Standby Equity Distribution Agreement assuming all of the shares being registered are sold. The net proceeds will be used for working capital purposes. The table assumes a five percent (5%) discount, a five percent (5%) commitment fee, a $500 structuring fee on each advance (estimated at $8,500) plus $5,000 due diligence fee and $60,000 as expenses of the offering. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Assumed Offering Price:	$0.04	$0.02

Number of shares issued	125,000,000	125,000,000
Gross proceeds *	$5,000,000	$2,500,000
Net proceeds	$4,685,000	$2,315,000
_______
*Discounted price

If the stock price is less than $.04 per share, it will be necessary to increase the number of shares authorized under the Company’s Certificate of Incorporation. This will require the approval of stockholders. It is likely, therefore, that we will limit the shares issued to 125,000,000.

MARKET FOR COMMON STOCK

The Company’s Common Stock is quoted on the OTC Electronic Bulletin Board, under the symbol “SFXC”. Trading in the Company’s Common Stock has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and do not necessarily reflect actual transactions. Set forth below is the range high and low price information for the Company’s Common Stock for each quarter of the years ended December 31, 2004 and 2005 and for the six (6) month period ended June 30, 2006.

	High	Low
2004
Quarter Ended March 31, 2004	$0.16	$0.04
Quarter Ended June 30, 2004	$0.11	$0.04
Quarter Ended September 30, 2004	$0.08	$0.02
Quarter Ended December 31, 2004	$0.08	$0.03

2005
Quarter Ended March 31, 2005	$0.12	$0.03
Quarter Ended June 30, 2005	$0.16	$0.08
Quarter Ended September 30, 2005	$0.12	$0.06
Quarter Ended December 31, 2005	$0.08	$0.05

2006
Quarter Ended March 31, 2006	$0.10	$0.05
Quarter Ended June 30, 2006	$0.10	$0.05

On July 24, 2006, the closing price of our Common Stock was $.04 per share.

As of June 30, 2006, there were approximately 449 stockholders of record of the Company’s Common Stock. Our registrar and transfer agent is Equity Transfer Services, Inc., located at 120 Adelaide Street West, Suite 420, Toronto, Ontario, Canada, M5H 4C3. Their telephone number is (416) 361-0930, and their facsimile number is (416) 361-0470.

Limited Market for Common Stock

There is currently a limited trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for our shares of Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock. Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our Common Stock should not be considered indicative of the actual value of the Company or our Common Stock.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of its business.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On June 14, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital, pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of Common Stock for a total purchase price of up to $5,000,000. For each share of Common Stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay us ninety-five percent (95%), or a five percent (5%) discount, of the volume weighted average price of our Common Stock on our principal trading market for the five (5) days following our request for an advance. Cornell Capital is entitled to a commitment fee equal to five percent (5%) of each advance, payable on or before each cash advance. $500 will also be paid to Yorkville Advisors, LLC an affiliate of Cornell Capital, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital from the proceeds of each cash advance. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon registering the shares of Common Stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws.

Standby Equity Distribution Agreement Explained.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of Common Stock to Cornell Capital to raise capital to fund our capital needs. The periodic sale of shares is known as an advance. A closing will be held the first trading day after the pricing period at which time we will deliver shares of Common Stock and Cornell Capital will pay the advance amount as indicated above.

The amount of each advance is subject to a maximum amount of $300,000, and we may not submit a request for an advance within five (5) trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or trading volume of our Common Stock. However, in the event the price of our Common Stock decreases we will have to register additional shares of Common Stock to attain the maximum amount available under the Standby Equity Distribution Agreement.

Our ability to request advances is conditioned upon us registering the shares of Common Stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding Common Stock. We would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capitals’ beneficial ownership of our Common Stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital may own more than 9.9% of our outstanding Common Stock at a time when we would otherwise plan to obtain an advance under the Standby Equity Distribution Agreement.

Cornell Capital has agreed that neither it nor its affiliates will engage in any short selling of the Common Stock of the Company. In addition, Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement, and may sell during the period after an advance is requested but before the shares are delivered.

We cannot predict the actual number of shares of Common Stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our Common Stock that will be issued using certain assumptions. Assuming we issued the number of shares of Common Stock being registered in the accompanying registration statement at an assumed offering price of $.04 per share, we would issue 125,000,000 shares of Common Stock to Cornell Capital for net proceeds of approximately $4.7 million. These shares, together with the 2,666,667 shares issued to Cornell Capital as a commitment fee, would represent 45.9% of our outstanding Common Stock.

As our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement; otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Standby Equity Distribution Agreement. To accomplish this, we would need stockholder approval to amend our Certificate of Incorporation to increase the number of authorized shares.

We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital has the ability to permanently terminate its obligation to purchase shares of our Common Stock under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital or if we fail materially to comply with certain terms of the Standby Equity Distribution Agreement , which remain uncured for thirty (30) days after notice from Cornell Capital.

SELECTED FINANCIAL DATA

The following table sets forth our selected statements of operations and balance sheet for the periods indicated and have been derived from our financial statements included elsewhere in this prospectus. The selected financial data is qualified by reference to and should be read in conjunction with our financial statement and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited combined financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein.

	For the year ended December 31,		For the six months ended June 30,
	2004	2005	2005	2006
			(unaudited)

Sales	$4,969	$345,967	$118,597	$177,986
Gross profit	($ 32,909)	$106,513	$23,356	$68,369
Net loss	($715,214)	($894,932)	($695,132)	($497,659)
Basic and diluted loss per share	($0.01)	($0.01)	($0.01)	($0.00)

June 30, 2006 (unaudited)

Working capital	$354,659
Total assets	$537,890
Total liabilities	$151,202
Shareholders’ equity	$386,687
Number of issued and outstanding shares of Common Stock	153,091,763

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Introduction and Plan of Operation

Serefex is a supplier of magnetic tape products to chain retailers, including industry-leading drugstores stores and hardware and home improvement stores, top regional grocery chains, and mass merchandisers, as well as Internet, and catalog merchandise resellers. We commenced the sale of our current principal product line in February of 2005, which consists of a suite of five (5) magnetic products offered under the Company’s brands: Fridge Tape®, Heavy Duty Fridge Tape®, Locker Tape™, Fridge Notes®, and Fridge Pic®. The flag ship product in our suite of magnetic products is the Company’s Fridge Tape®, which saw revenues of $323,150 in 2005. In addition to our principal product line, we have added in the first quarter of 2006 a new product consisting of an optical computer mouse (patent pending) with a built in microphone for Internet telephony, which the Company is marketing under our brand Chat-N-Mouse™. To date, sales of Chat-N-Mouse™ have been nominal. Presently, we import all of our products from Taiwan and China; however, we are continually seeking new merchandise, from both domestic and international sources, to advance the Company’s merchandise offerings with new product lines and/or expansions to our existing product lines.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

We continue to pursue marketing relations for our products. Until these relationships are established, and revenues increase, we are forced to rely upon the private sale of securities to generate funds to carry on our operations. Sales commenced in late 2004 and were nominal for the year. Although they increased to $345,967 in 2005, losses increased from $715,214 in 2004 to $894,932 in 2005. Such losses were due primarily to an increase in finance expenses from $159,597 in 2004 to $465,123 in 2005, resulting from the private financings.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Revenues for the first six months of 2006 rose to $177,986 compared to $118,389 for the same period of 2005, an increase of $59,597. The Company had a net loss of $497,659 for the six months ended June 30, 2006 compared to $695,132 for the same period of 2005, a decrease of $197,473. The continuing loss is attributable primarily to general and administrative expenses which increased from $241,542 in 2005 to $336,572 in 2006 and finance expenses of $250,000. Finance expense decreased by $230,813 for the comparable periods, which was the primary reason for the decrease in loss. General and administrative expenses increased primarily due to an increase in marketing expenses and also from an increase in professional fees.

Liquidity

To date Serefex Corporation is a going concern due to the support of certain investors associated with management. Capital raises through the sale of shares and exercise of warrants have supported our existence. Our current working capital has improved from ($62,647) at December 31, 2004 to a positive $354,659 at June 30, 2006 and stockholder’s equity from ($53,132) to $386,687 for the same periods. The primary reason for improvement was due to the sales launch of one of our products, Fridge Tape® and the sale of shares, which provided needed working capital.

LIQUIDITY ANALYSIS

	December 31, 2004	December 31, 2005	June 30, 2006 (unaudited)

Cash	$46,077	$204,694	$157,400
Current Assets	202,823	570,751	505,861
Current Liabilities	265,469	140,570	151,202
Working Capital	(62,647)	430,180	354,659
Total Assets	212,337	594,987	537,890
Total Liabilities	265,469	140,571	151,202
Shareholder’s Equity	(53,132)	454,417	386,687

Balance sheet improvements have been achieved primarily from the sale of shares and sale of products.

On June 14, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital, a private equity fund, providing for the sale and issuance to Cornell of up to $5,000,000 of our Common Stock over a period of up to twenty-four (24) months after the signing of the agreement. Under the agreement, we may sell to Cornell up to $300,000 in shares of our Common Stock once every five trading days at a price of ninety-five percent (95%) of the volume weighted average price of our Common Stock on the principal market where the Common Stock is traded for the five consecutive trading days following our notice to Cornell of our intention to sell shares. As a result of this variable price feature, the number of shares issuable pursuant to that agreement will increase if the market price of our stock decreases.

We believe that the funds to be received from Cornell Capital will be sufficient to fund and expand our business over the next eighteen (18) months. If for some reason we are not able to draw down the entire $5,000,000, we may have to obtain additional operating capital from other sources to enable us to execute our business plan. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended (the “Act”). There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

DESCRIPTION OF BUSINESS

History

The Company was originally organized under the laws of the State of Florida on September 20, 1983. From its inception through 2000, the Company was engaged in the research, development and sale of fax systems to major corporations. Sales were discontinued in 2000, and in 2001 the Company sold substantially all of its assets. We remained a shell throughout the fiscal year 2002 without operations or revenue. In March of 2002, the Company changed its domicile from Florida to Delaware and in June of that same years, the former directors and officers of the Company resigned and the current board of directors and management took office.

Description of Business

In June of 2002, we began the evolution from a direct marketer of fax systems to a domestic importer and supplier of consumer products. Today, Serefex is a start-up, multi-channel supplier of specialty consumer products, generating $345,967 in revenues in fiscal 2005 and $177,986 for the six (6) month period ended June 30, 2006. Our proprietary line of magnetic merchandise, offered under our Fridge Tape®, Locker Tape™, Fridge Notes®, and Fridge Pics® brands, reflects today’s consumer demand for specialty items for the home, office and school. In addition, the Company is seeking new products, from both domestic and international sources, to expand our magnetic merchandise line, and to create new product lines. In this regard, we recently entered into a license agreement with an unaffiliated third party to distribute an optical computer mouse with an Internet telephony application, which we have recently begun to market under the Chat-N-Mouse™ brand.

In the fourth quarter of 2005, our flag ship product, Fridge Tape®, was featured among the “Best of New” products by Greetings etc. Magazine, the official publication of the Greeting Card Association, which provides updates on innovative merchandise to retailers, manufacturers, reps, designers and suppliers in the greeting card, stationery products and party goods markets. Our commitment to providing outstanding customer service and quality merchandise is manifest in all aspects of our operations, and we believe this commitment will strengthen the value of our brands.

We intend to build the necessary infrastructure, both management and sales, in the coming months and years, to support the planned growth of our evolving business.

Products

The following is a general description of are the products currently being offered by the Company:

Fridge Tape®

Fridge Tape® is a thin, adhesively backed, magnetic tape, consisting of a magnetic base with an adhesive coating on one side. Fridge Tape® is used to attach photos, children’s artwork or any other lightweight item to a refrigerator or any other metal surface that magnets attract to; such as filing cabinets and metal doors. Fridge Tape® has been designed for everyday uses, replacing where one would otherwise attach items using scotch tape or other adhesives. Fridge Tape® eliminates the messy residue associated with other products, and does not damage photos. Fridge Tape® is affixed to the desired item, which can then be affixed to a refrigerator or any other magnetically receptive surface.

Heavy Duty Fridge Tape®

Heavy Duty Fridge Tape® has been engineered to industrial strength, to allow most heavier items, such as TV and stereo remote controls, plaques and calendars, to be attached to a refrigerator or other magnetically receptive surface, such as filing cabinets, metal doors and metal shelving, without the use of messy adhesives or damaging tapes that leave a residue.

Locker Tape™

Locker Tape™ is a patent pending adhesively backed self unwinding magnetic tape very similar to our Fridge Tape®. The substantial difference between Fridge Tape® and Locker Tape™ is that Locker Tape™ has a coating on the non-adhesive side giving the Company the ability to color and printed on the tape in virtually endless combinations of mass produced or customized designs.

Fridge Pic®

Fridge Pic® is the Company’s specifically designed 4” X 6” photo-quality paper, for printing photographs directly onto the magnetically backed photo paper. Fridge Pic® allows the consumer to stick photos on any magnetically receptive surface, such as refrigerators, lockers and filing cabinets, without the aid of an adhesive. The consumer simply substitutes Fridge Pic® magnetic photo paper for printing photographs and other graphics. The Company believes that this magnetically backed photo paper is an innovative option for today’s demanding consumer, particularly the sizable and growing do-it-yourself digital photography marketplace and home based printing sector.

Fridge Notes®

Fridge Notes® are our magnetically backed dry-erase sheets, which allow the consumer to write on the surface with an eraser pen. Fridge Notes® can be easily wiped off with a cloth or towel and used again. This process can be duplicated numerous times on the same piece of magnetic sheeting. The sheeting currently comes in yellow, red and white.

Chat-N-Mouse™

Chat-N-Mouse™ is a patent pending optical mouse with a built in microphone, tracking wheel, and zoom button functions. This sleek stylish Internet telephony communication devise permits a consumer to utilize the services of Skype®, MSN Messenger®, Vonage® and other Internet telephony providers and thereby potentially reduce the consumer’s telephone bill significantly. With over 250,000,000 current users of Skype®, management believes there is a viable market for the Chat-N-Mouse™.

Distribution

Wholesale

As a result of the marketing efforts of management and commission based independent sales reps, we have become an authorized vendor for a broad and expanding base of over one hundred (100) independent and national chain retail stores, national distributors, mass merchandisers, and catalog resellers, who distribute or retail our magnetic products to the consumer, including Walgreens, Bed, Bath & Beyond, Do-It-Best, Ace Hardware, CVS Pharmacies, and Office Depot, among others. In addition, we have also become authorized vendors for QVC Television, and a top ten regional grocery chain store located in central and southwest Florida.

Catalog and Internet

We believe catalog sales may become a significant distribution channel for us. During fiscal 2005, we partnered with three (3) national catalog merchandisers, Miles Kimball, Current, and Stacks and Stacks, for the sale of our Fridge Tape®. These catalogs offer similar merchandise, however, to our knowledge, they have limited customer overlap. The collective circulation of our catalog partners exceeds sixty (60) million mailings on an annual basis. To a lesser extent, our products are also sold through some of our customer websites providing another convenient direct source shopping alternative for consumers. We do not, however, regularly send customized e-mails to a database of email addresses.

Marketing

Serefex has been and will continue to aggressively market its products in the United States. We are accomplishing this goal on numerous fronts utilizing our executive staff and commission-based sales organizations.

National Advertising Campaigns

One of the principal planned vehicles for driving consumer awareness of our Fridge Tape® and related brands will be the airing of national television commercials. These commercials will be designed to drive sales to all of our distribution channels, while promoting a heightened awareness of our brands. We recently launched a national TV commercial campaign.

Management is also considering the placement of full and partial-page advertisements in high-circulation, national magazines, such as Good Housekeeping and Seventeen, as an avenue for driving sales and creating brand awareness. We have no immediate plans for a national magazine advertising campaign, but will continue to consider this alternative.

Competition

We face significant competition as a domestic importer of specialty products in general, and specifically for the sale of our suite of magnetic adhesive products. Some of our competitors in the adhesive markets include 3M, Henkel, Tyco and private label brands that have substantial customer bases, greater financial and marketing resources, longer operating histories, greater name recognition and more established relationships than the Company. Our Chat-N-Mouse™ telephony computer mouse competes with a number of products in the market, which permit Internet telephony access and are manufactured and sold by companies having greater name recognition and financial resources than Serefex.

We currently compete in the specialty magnetic tape market on the basis of the quality and ease of use of our products. Unlike competing magnetic tape products currently on the market, Fridge Tape® and Locker Tape™ tend to be significantly thinner than similar products. In addition, Fridge Tape® and Locker Tape™, unlike competing products, are conveniently housed in a pull and cut dispenser assembly, which improves application quality and ease of use by allowing the consumer to dispense and cut the desired length of tape, as needed. In addition, the Company’s magnetic tape can be colored or have custom printing. Further, the Company’s goal to strengthen the recognition of its Fridge Tape® and Locker Tape™ brands, through national commercial advertising campaigns, should give the Company a competitive advantage over other manufacturer’s and suppliers of magnetic tape to U.S. consumers.

Management cannot be sure that the Company will have the resources or expertise to successfully compete with either the well established or any new entrepreneurial competitors. However, management plans to utilize intense marketing efforts, competitive pricing structures, and customer support services in order to compete in its business sectors. The Company can provide no assurance, however, that it will be successful in competing with existing or future business entities in its market sectors.

Employees

The Company has two (2) full-time employees, a Chief Executive Officer, and a Vice President of Operations/Controller, and one (1) part-time employee, a Chief Financial Officer, who provide their services to the Company through employment or consulting agreements. The Company will retain additional management, sales force and other employees, on an as needed basis. We do not currently anticipate experiencing any difficulty in recruiting and retaining employees.

Description of Property

The Company currently leases approximately 1,600 square feet of executive style office space located at 4328 Corporate Square Boulevard, Suite C, Naples, Florida, 34104, and nine hundred (900) square feet of off-site warehouse space. The Company leases such premises on a one (1) year term, and on a month-to-month basis, respectively, at an aggregate of approximately $2,250 per month.

Going Concern Issues

As shown in the Company’s financial statements, the Company suffered recurring losses from operations to date. It experienced a loss of ($894,932) for 2005 and $497,659 for the first six (6) month of 2006 and had a net equity of $386,687 and a net working capital of $354,659 as of June 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern will depend on many factors, including the continued success of its Fridge Tape® and other products. Additionally, Serefex will continue to pursue office related products like the new launch of its Chat-N-Mouse™. Pending the successful implementation of one or both of the Company’s new business operational activities, of which there can be no assurance, there will be a continuing need to raise additional equity capital in order to improve liquidity and sustain operations.

MANAGEMENT

All directors of our Company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Age	Position	Period In Office
Brian S. Dunn	39	Director	April 2005 - Present
		Chief Executive Officer, President and Secretary	June 2002 - Present
Todd A. Bartlett	40	Chief Financial Officer	June 2002 - Present
Shawn M. Williams	35	Vice President of Operations	December 2005-Present
		Controller	February 2004 - Present
Terrence P. Monahan	40	Director	June 2002 - Present

The following is a summary of the business experience and other biographical information with respect to each of the Company’s officers and directors listed in the above-referenced table.

Brian S. Dunn from 1992 until joining the Company was owner and President of Dunn Financial Group, a Michigan consulting company specializing in finance, corporate structure, corporate securities, venture capital and public relations. From December 1999 to April 2001, he was also a principal stockholder and Vice President of B.K.M., Inc., a Florida-based internet advertising and marketing company. Mr. Dunn holds a Bachelor of Arts degree from Michigan State University.

Todd A. Bartlett is Chief Executive Officer and founder of Sierra Holdings, Ltd. (f/ka/ Bartlett Capital Partners, Ltd.), a consulting service specializing in business and strategic planning, SEC reporting, mergers and acquisitions, start-up organization, business and financial modeling, forecasting, and turnaround consulting. Mr. Bartlett possesses a Bachelor of Arts degree in Economics from the University of Michigan and a Masters in Business Administration in Finance from the University of Detroit.

Shawn M. Williams became the Company’s Controller in February 2004 and was elected Vice President of the Company in December 2005. Before joining the Company, Mr. Williams was the Controller for SRI Marble & Granite, Inc. from February 2001 to February 2004 where his responsibilities included the generation of all financial statements, financial forecasts and budgets and the responsibility for account principals, practices and general ledger activities. From June 1999 through February 2001, he was the Controller for Hi-Lite Services, Inc., and before that, Mr. Williams served as Hi-Lite’s Operations Manager. Mr. Williams possesses a Bachelor of Science degree from Ohio State University, and a Masters in Business Administration from the University of South Florida.

Terrence P. Monahan is a principal stockholder and President of FCE, Inc., a technology provider to mid-range financial institutions and has served in this capacity since 1995. He also served as President of Logistic Software North America, a Michigan-based software publisher for distribution and manufacturing organizations (1999 to 2003). He possesses a Bachelor of Arts degree from Michigan State University.

Audit Committee

The Company does not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Securities and Exchange Act of 1934, the Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of the financial statements of the Company. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an “audit committee financial expert” serving on its audit committee. In connection with these new requirements, the Company’s Board of Directors examined the Commission’s definition of “audit committee financial expert” and concluded that the Company does not currently have a person that qualifies as such an expert. The Company has been virtually a shell company for the past two (2) years, and only recently began generating modest revenues. Presently, there are only two directors serving on the Company’s Board, one of whom may be deemed independent, and the Company is not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an “audit committee financial expert”, but the Company intends to retain an additional director who will qualify as such an expert, as soon as reasonably practicable. While neither of our current directors meets the qualifications of an “audit committee financial expert”, each of the Company’s directors, by virtue of his past and present employment experience, has considerable knowledge of financial statements, finance, and accounting, and has significant employment experience involving financial oversight responsibilities. Accordingly, the Company believes that its current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such an expert.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code of Ethics”). The Code of Ethics is designed to deter wrongdoing, and to promote the following:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•
Full, fair, accurate, timely and understandable disclosure in reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by the small business issuer.

•	Compliance with applicable governmental laws, rules and regulations.

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code.

•	Accountability for adherence to the code.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, Mr. Brian Dunn, for the past three (3) years. Mr. Dunn was the only executive officer whose annual compensation for services rendered to the Company exceeded $100,000 during 2005.

SUMMARY COMPENSATION TABLE
	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Other	Restricted Stock Award	Securities Underlying Options (#)

Brian S. Dunn,	2005	$87,800	$6,500	$17,500	0
Chief Executive Officer	2004	$87,800	$6,500	$17,500	0
	2003	$78,000	$6,600	$170,000	3,250,000

Employment Contracts

Brian S. Dunn. During 2005, there was an employment agreement in place between the Company and Brian S. Dunn, its Chief Executive Officer and President pursuant to which he received an annual base salary of $105,300, and a performance bonus to be determined by the Board of Directors. A similar agreement has been entered into for 2006.

Todd A. Bartlett. During 2005, the Company engaged Mr. Bartlett as an independent contractor, pursuant to which he received an aggregate of 152,204 shares of restricted stock as compensation for his services to the Company as its Chief Financial Officer. The same agreement has been entered into by the Company and Mr. Bartlett for the year ending December 31, 2006.

Shawn M. Williams. During 2004, the Company entered into an employment agreement with Mr. Williams for a base salary of $80,000. This agreement automatically renewed for the 2005 fiscal year. There is an employment agreement in place between the Company and Mr. Williams for the year 2006 which calls for Mr. Williams to receive an annual base salary of $80,000 and 100,000 shares of restricted Company stock.

Messrs. Dunn and Williams devote all of their time to Company affairs, whereas, Mr. Bartlett devotes such time as is necessary to carry out his duties as Chief Financial Officer.

Stock Option Awards

There were no options granted to the Company’s Chief Executive Officer during 2005.

Aggregated Option Exercises and Fiscal Year End Option Values

There were no options exercised by the Company’s Chief Executive Officer during 2005.

FISCAL YEAR END OPTION VALUES
Name	Number of Securities Underlying Unexercised Options At FY-End Exerciseable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exerciseable/Unexercisable
Brian S. Dunn	5,000,000 / 0	$100,000 / $0

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information regarding the Company’s equity compensation plans and other equity compensation arrangements as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities To Be Issue Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by stockholders:
2000 Director Option Plan	--	--	500,000
Equity compensation plans not approved by stockholders:
None	--	--	--

The Company’s 2000 Director Stock Option Plan (the “Director Plan”) provides for the granting of an option to purchase 20,000 shares of Common Stock to each outside director on the date of each annual meeting of the stockholders of the Company. However, as of June 2002, the Board of Directors voted to suspend this provision indefinitely. Other than such Director Plan, the Company does not have a standard compensation plan pursuant to which its directors are compensated for their services as a director, committee participation, or special assignments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our Common Stock beneficially owned on June 30, 2006 for (i) each stockholder we know to be the beneficial owner of five percent (5%) or more of our outstanding Common Stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within sixty (60) days.

		Percentage of Class (4)
Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership(2)(3)	Before Offering	After Offering (5)
Don Gunther 9766 Bentgrass Bend Naples, Florida 34108	20,498,171	13.4	7.4

Ben M. Jones III 5947 Bermuda Lane Naples, Florida 34112	27,467,180	18.0	9.9

Robert C. Marconi 3021 Cullerton Street Franklin Park, Illinois 60131	9,303,966	6.2	3.3

Brian S. Dunn (6)	15,891,009	10.4	5.7

Todd A. Bartlett (7)	1,426,804	0.9	0.5

Terrence P. Monahan (8)	2,920,000	1.9	1.1

Shawn M. Williams	1,508,334	1.0	0.5

Officers and directors as a group (4 persons)	21,746,147	14.2	7.8
___________________
(1) Unless otherwise indicated, the address of the persons named in the table is 4328 Corporate Square Boulevard, Suite C, Naples, Florida 34104.

(2) As used herein, a person is deemed to be the “beneficial owner” of a security if he or she has or shares voting or investment power with respect to such security, or has the right to acquire such ownership within sixty (60) days. As used herein, “voting power” includes the power to vote or to direct the voting of shares, and “investment power” includes the power to dispose or to direct the disposition of shares, irrespective of any economic interest therein.

(3) Except as otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to all Common Stock beneficially owned by them.

(4) Percentage ownership for a given individual or group is calculated on the basis of (i) the amount of outstanding shares owned as of June 30, 2006 plus, (ii) the number of shares that such individual or group has the right to acquire within sixty (60) days pursuant to options, warrants, conversion privileges or other rights.

(5) Assumes all shares covered hereby are sold.

(6) Includes 5,000,000 shares underlying warrants that Mr. Dunn has the right to acquire within sixty (60) days.

(7) Includes 250,000 shares underlying warrants that Mr. Bartlett has the right to acquire within sixty (60) days.

(8) Includes 2,000,000 shares Shop Floor Systems, Inc., of which Mr. Monahan shares beneficial ownership.

SELLING STOCKHOLDERS

The table set forth below contains certain information regarding the beneficial ownership of shares of Common Stock held by the selling stockholders as of June 30, 2006 and the number of shares of Common Stock covered by this prospectus.

The selling stockholders may offer and sell, from time to time, any or all of the Common Stock issued to them. Because the selling stockholders may offer all or only some portion of the 127,666,667 shares of Common Stock to be registered, no precise estimate can be given as to the amount or percentage of these shares of Common Stock that will be held by the selling stockholders upon termination of this offering. For the purposes of the following table, we have assumed that the selling stockholders will sell all of the common shares to be registered for this offering.

Other than the relationship resulting from the Standby Equity Distribution Agreement, neither of the selling stockholders had or have, within the last three (3) years, any material relationship with our Company. Other than Newbridge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Newbridge is a registered broker-dealer. We have engaged Newbridge to advise us in connection with the Standby Equity Distribution Agreement. Newbridge was paid a fee of $10,000 by the issuance of 111,111 shares of Common Stock on June 14, 2006.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Shares to be Acquired Under the Standby Equity Distribution Agreement	Shares Beneficially Owned After the Offering
	Number	Percent (1)	Number	Number	Percent (2)
Cornell Capital (3)	2,666,667	1.74	125,000,000	-	-
Newbridge (4)	111,111	*	-	-	-
Totals	2,777,778		125,000,000	-	-

*	Less than one percent (1%).

(1)	Applicable percentage ownership is based on 153,091,763 shares of Common Stock outstanding as of June 30, 2006.

(2)	Assumes that all shares of Common Stock underlying this Standby Equity Distribution Agreement will be issued all the securities registered will be sold.

(3)
All investment decisions of, and control of, Cornell Capital are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the voting and investment decisions over these shares on behalf of Yorkville Advisors.

(4)
Newbridge is an unaffiliated registered broker-dealer that has been retained by us under a Placement Agent Agreement. For its services in connection with the Standby Equity Distribution Agreement, on June 14, 2006 Newbridge received a $10,000 fee, which was paid by the issuance of 111,111 shares of Common Stock. These shares are being registered in this offering. All investment decisions of Newbridge are made by its President, Guy Amico.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and,

(f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of Common Stock involved, the price at which the Common Stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholders are distributing shares covered by this prospectus.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of Common Stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us ninety-five percent (95%) of the volume weighted average price for our shares, or a five percent (5%) discount on the per share price of our Common Stock on the principal market, and will receive a five percent (5%) commitment fee from each advance. We will also pay $500 to Yorkville Advisors, LLC, an affiliate of Cornell Capital, as a structuring fee upon each cash advance. The fees may be deducted by Cornell Capital from the proceeds of each cash advance.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our Common Stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 300,000,000 shares of Common Stock with a par value of $.0001.

Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of Common Stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding our Common Stock.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued in connection with the offering is being passed upon for us by our counsel, Williams Schifino Mangione & Steady, P.A., Tampa, Florida.

EXPERTS

The financial statements of Serefex at December 31, 2004 and 2005 and for each of the two (2) years in the period ended December 31, 2005, appearing in this prospectus and registration statement have been audited by Bongiovanni & Associates, P.A., independent registered certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the SEC a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Serefex, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Serefex. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:
Serefex Corporation
4328 Corporate Square Boulevard
Suite C
Naples, Florida 34104

We have audited the accompanying balance sheet of Serefex Corporation (a Delaware corporation) as of December 31, 2005 and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Serefex Corporation as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

February 24, 2006

/s/ Bongiovanni & Associates, P.A.
Bongiovanni & Associates, P.A.
Cornelius, North Carolina

SEREFEX CORPORATION
Balance Sheet
At December 31, 2005

ASSETS

CURRENT ASSETS
Cash	$204,694
Accounts Receivable	20,754
Inventory	257,452
Prepaid Expenses	87,850
TOTAL CURRENT ASSETS	570,750

FIXED ASSETS
Computer and Office Equipment	22,207
Furniture and Fixtures	2,194
Accumulated Depreciation	(8,172)
TOTAL FIXED ASSETS	16,229

OTHER ASSETS
Trademarks	6,333
Deposits	1,675
TOTAL OTHER ASSETS	8,008

TOTAL ASSETS	$594,987

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$98,694
Other	41,876
TOTAL CURRENT LIABILITIES	140,570

STOCKHOLDERS' DEFICIT
Common Stock (300,000,000 shares authorized, 147,518,985)
shares issued and outstanding, par value $.0001)	14,752
Additional Paid in Capital	15,634,444
Retained Deficit	(15,194,779)
TOTAL STOCKHOLDERS' EQUITY	454,417

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$594,987

See notes to audited financial statements and auditors' report

SEREFEX CORPORATION
Statements of Operations
For the Years Ended December 31, 2005 and 2004

	2005	2004

REVENUES:
Sales	$345,967	$4,969
Cost of Sales	(239,454)	(37,878)
GROSS PROFIT(LOSS)	106,513	(32,909)

OPERATING EXPENSES:
General and Administrative	$1,006,932	$691,855
TOTAL EXPENSES	1,006,932	691,855

OPERATING LOSS	(900,419)	(724,764)

OTHER INCOME (EXPENSE):
Other Income	10,800	11,005
Other Expense	(214)	0
Interest Expense	(5,099)	(1,455)
	5,487	9,550

NET LOSS	$(894,932)	$(715,214)

Basic and Fully Diluted Loss per Share	$(0.01)	$(0.01)

Weighted Average Shares Outstanding	140,358,119	121,056,839

** Less than $.01
See notes to audited financial statements and auditors' report

SEREFEX CORPORATION
Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(894,932)	$(715,244)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	4,611	2,447
Common stock issued for services	89,200	298,947
Warrants issued for financing/services	465,123	160,566
(Increase) decrease in operating assets:
Accounts receivable	(19,737)	30
Inventory	(227,235)	34,399
Prepaid expenses and other assets	37,661	(117,595)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(135,613)	51,690
Other liabilities	40,714	-
NET CASH USED IN OPERATING ACTIVITIES	(640,208)	(284,760)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits paid	1,815	(1,139)
Purchases of trademarks	(6,333)	-
Purchases of fixed assets	(14,813)	(1,308)
NET CASH USED IN INVESTING ACTIVITIES	(19,331)	(2,447)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	30,000
Principal payments on notes payable	(30,000)	-
Proceeds from issuance of common stock	848,156	300,000
NET CASH PROVIDED BY INVESTING ACTIVITIES	818,156	330,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	158,617	42,793

CASH AND CASH EQUIVALENTS:
Beginning of year	46,077	3,284
End of year	$204,694	$46,077

See notes to audited financial statements and auditors' report

SEREFEX CORPORATION
Statement of Stockholders' Deficit
For the Years Ended December 31, 2005 and 2004

			Additional
Par Value of $.0001	Common	Common	Paid in	Retained
	Stock	Shares	Capital	Deficit

Balances, December 31, 2003	$10,701	107,007,967	$13,476,504	$(13,584,633)

Issuance of common shares for services	388	3,879,779	298,558	-

Proceeds from issuance of common shares	1,423	14,233,333	298,577	-

Issuance of warrants for financings	-	-	160,566	-

Net loss for year	-	-	-	(715,214)

Balances, December 31, 2004	$12,512	125,121,079	$14,234,205	$(14,299,847)

Issuance of common shares for services	197	1,966,788	89,003	-

Proceeds from issuance of common shares	2,043	20,431,118	846,113	-

Issuance of warrants for financings	-	-	465,123	-

Net loss for year	-	-	-	(894,932)

Balances, December 31, 2005	$14,752	147,518,985	$15,634,444	$(15,194,779)

See notes to audited financial statements and auditors' report

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background - Serefex Corporation was organized under the laws of the State of Delaware on March 6, 2002 as a corporation. On April 25, 2002, the Company legally entered into a Plan and Agreement of Merger with Spectrafax Corp. (a Florida corporation), the terminating corporation, and commenced operations under the name of Serefex Corporation as of that date simultaneously with the merger. On April 25, 2002, the terminating corporation exchanged its issued common shares with the Company whereby each said common share which was issued and outstanding immediately prior to the effective time of the merger remained issued and outstanding afterwards. The transaction was accounted for as a merger of entities under common control in accordance with Appendix D of Statement of Financial Accountings Standards Statement No. 141 wherein the stockholders of the Company retained the same outstanding common stock of the terminating corporation after the merger. Accordingly, the transaction was accounted for at historical cost similar to accounting for pooling-of-interests. The merger’s objective was for Spectrafax to be domiciled in a different state and change its name. Serefex had no prior operating history prior to the merger.

The Company operated as a licensed sales representative for an unrelated, foreign, manufacturer of specialty coatings. The Company’s sales were primarily to customers in the licensed territory of the State of Florida.

Currently, the Company distributes sells and markets a magnetic tape under the trademark Fridge Tape™, along with other magnetic products. Additionally, Serefex has acquired the rights to market Chat-n-Mouse™, a computer mouse with a built in microphone.

Basis of Presentation - The financial statements included herein include the accounts of the Serefex Corporation prepared under the accrual basis of accounting.

Management’s Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable - Accounts receivable represent amounts billed for goods sold that have not yet been collected. A provision for doubtful accounts has not been established as management considers all accounts to be collectable based upon a favorable history over a substantial period of time.

Inventory - Inventory consisting of Fridge Tape and other finished goods materials, is valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Customs Fees - Customs fees are allocated to inventory and then expensed as cost of goods sold.

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

Fixed Assets - Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for computer and office equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between un-depreciated cost and proceeds from disposition is recorded as a gain or loss.

Trademarks - Trademarks are stated at cost and have indefinite useful lives. The Company assesses trademarks for impairment annually.

Fair Value of Financial Instruments - The carrying amounts of financial instruments including accounts receivable, inventory, prepaid expenses, deposits, accounts payable and accrued expenses approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions for federal and state governments. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Loss Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No. 128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share due to the anti-diluting effect of warrants on the net loss.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the years covered in the financial statements.

Stock-Based Compensation - The Company accounts for stock-based compensation using the fair value method of Financial Accounting Standard No. 123. Common shares issued for services rendered by a third party are recorded at the fair value of the shares issued or services rendered, whichever is more readily determinable. The Company accounts for options and warrants under the same authoritative guidance using the Black-Scholes Option Pricing Model.

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

Revenue Recognition - Revenue is recognized when the products are shipped. All revenue transactions are reviewed for credit worthiness prior to commencement of the revenue process.

Shipping and Handling Costs - Shipping and handling costs are classified as part of costs of goods sold in the Statement of Operations. Total delivery costs were $5,084 and $732 for the years ended December 31, 2005 and 2004, respectively.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense totaled $61,502 and $55,046 for the years ended December 31, 2005 and 2004, respectively.

Recent Accounting Pronouncements - In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SGAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of the Company commencing with the third quarter of the year ending September 30, 2006. Small business issuers need not comply with the new standard until fiscal periods beginning after December 15, 2005. We already disclose expense of employee stock options for annual and quarterly periods on fair value calculation according to SFAS No.123.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005.

NOTE B - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2005 and 2004 is summarized as follows:

Cash paid during the periods for interest and income taxes:
  2005     2004_
Income Taxes                                                                $  --               $ --
Interest                                                                          $ 533             $ --

NON-CASH FINANCING ACTIVITES:
2005               2004_
Common stock issued for services rendered                $ 89,200  $ 298,946
Warrants issued for financing/services rendered          $465,123          $ 160,566

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE C - INCOME TAXES

The Company has approximately $19,000,000 of net operating losses available that expire in various years through the year 2025.

Due to operating losses and the inability to recognize an income tax benefit there from, there is no provision for current federal or state income taxes for the years ended December 31, 2005 and 2004.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2005 consists of net operating loss carry forwards calculated using federal and state effective tax rates. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $1,647,000 and $310,000 for years ended December 31, 2005 and 2004, respectively.

At December 31, 2005, the approximate deferred tax assets were as follows:

Net operating loss carry forwards     $ 7,444,000
Less: valuation allowance        (7,444,000)

Deferred tax asset                                           $ =========

NOTE D - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred net losses of $894,932 and $715,214 during 2005 and 2004, respectively and has suffered recurring net losses since inception.

Management’s plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase sales in an effort to generate positive cash flow. Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations. Management believes the combination of these actions maximizes the probability of the Company’s ability to remain in business.

Because it is unclear whether the Company will be successful in accomplishing these objectives, there is uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE E - SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. We determined that it did not have any separately reportable operating segments as of December 31, 2005.

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE F - EQUITY

During the years ended December 31, 2005 and 2004, 1,966,788 and 3,879,777 common shares were issued to officers, employees and consultants as compensation for services rendered to us and valued at the fair market value of the shares at the time of issuance as determined by a third party source. 1,860,538 and 945,000 of these common shares, were issued to our officers and employees during 2005 and 2004, respectively.

During the year ended December 31, 2005 and 2004, 20,431,118 and 14,233,333 common shares were issued to investors for cash of $848,156 and $300,000, respectively.

NOTE G - STOCK WARRANTS

During 2005, we issued stock warrants to various parties. The stock warrants allow the parties to purchase shares of our stock at various prices per share per each individual warrant agreement. The warrants allow the various parties to purchase one common share of our stock for each warrant. The warrants expire at various times through March 2006 per each individual warrant agreement. We did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the warrants. Forfeited warrants during 2005 totaled 6,255,308 shares due to expiration of the stock warrant date. During the year ended December 31, 2005, we recorded an expense of approximately $465,123, equal to the estimated fair value of the options at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 3.1% risk-free interest, 0% dividend yield, 55% volatility, and expected lives ranging from one to three years. The weighted average grant date fair value of warrants granted during 2005 was $ 465,123.

During 2004, we issued stock warrants to various parties. The stock warrants allow the parties to purchase shares of our stock at various prices per share per each individual warrant agreement. The warrants allow the various parties to purchase one common share of our stock for each warrant. The warrants expire at various times through June 2007 per each individual warrant agreement. We did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the warrants. Forfeited warrants during 2004 totaled 400,000 shares due to expiration of the stock warrant date. During the year ended December 31, 2004, we recorded an expense of approximately $160,566, equal to the estimated fair value of the options at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 4.5% risk-free interest, 0% dividend yield, 55% volatility, and expected lives ranging from one to three years. The weighted average grant date fair value of warrants granted during 2004 was $ 159,197.

Stock warrants outstanding and exercisable on January 1, 2005 are as follows:

Range of Exercise		Weighted Average	Weighted Average
Price per Share	Shares Under	Exercise Price	Remaining Life
Outstanding:	Option	Per Share	In Years

$.03 - $ .10	13,278,212	$0.05	1.50
$.20 - $3.50	1,336,001	$0.92	2.00
	14,614,213
Exercisable:
$.03 - $ .10	13,278,212	$0.05	1.50
$.20 - $3.50	1,336,001	$0.92	2.00
	14,614,213

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

Stock warrants outstanding and exercisable on December 31, 2005 are as follows:

Range of Exercise		Weighted Average	Weighted Average
Price per Share	Shares Under	Exercise Price	Remaining Life
Outstanding:	Option	Per Share	In Years

$.03 - $ .10	13,544,453	$0.04	1.01
$.20 - $1.00	1,200,001	$0.93	1.17
	14,744,454
Exercisable:
$.03 - $ .10	13,544,453	$0.04	1.01
$.20 - $1.00	1,200,001	$0.93	1.17
	14,744,454

The number and weighted average exercise prices of stock warrants during 2005 are as follows:

		Weighted Average Exercise
	Number of Warrants	Price Per Warrant

Granted	8,200,000	$0.05

Exercised	1,614,451	$0.07

Forfeited	6,255,308	$0.08

Expired	6,255,308	$0.08

The number and weighted average exercise prices of stock warrants during 2004 are as follows:

		Weighted Average Exercise
	Number of Warrants	Price Per Warrant

Granted	5,675,00	$0.05

Exercised	400,000	$0.05

Forfeited	1,675,000	$0.09

Expired	1,675,000	$0.09

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE H - RELATED PARTY TRANSACTIONS

In prior years, the Company signed an agreement with a related entity whose minority owner is also a board member. This related party granted the Company the exclusive right and license to distribute its product, however, during 2002, no revenues have been earned from this product. The Company paid 2,000,000 shares of its common stock valued at $.05 per share at the date of issuance. Accounting authoritative guidance for publicly traded companies requires companies to record related party transactions using historical cost of the assets transferred. Accordingly, no historical cost exists for this intangible asset and no asset is recorded in the financial statements. The Company is committed to pay this entity the following percentages of stated list prices of the product: 40% of stated list price for licenses one to ten sold per calendar year, 30% of stated list price for licenses eleven to twenty sold per calendar year, and 20% of stated list price for licenses in excess of twenty sold per calendar year.

In 2004, the Company took out a short-term note in the amount of $30,000, from the director, Doug Hannah. Notes payable and interest expense were $30,000 and $400, respectively, at December 31, 2004. The Company repaid the principal on this note and the interest expense in the amount of $30,000 and $533, respectively, in early 2005.

NOTE I - LICENSING AND ASSET PURCHASE AGREEMENTS

The Company entered into a Licensing Agreement on June 1, 2004 with an unrelated person. Pursuant to the agreement, the Company was granted the license for the exclusive, worldwide right to manufacture, distribute, sell and market the metal-containing latex patent from the licensor.  In return, the Company paid 75,000 shares of its common stock to the licensor, granted a warrant entitling the licensor to purchase an additional 75,000 common shares at $.05 per share for a term of three years, and agreed to pay a 5% royalty of the price which the Company pays the manufacturer for the metal-containing latex paint.

The Company is committed to the following cost of product purchased expectations in regards to the total annual purchases of the licensor's metal-containing latex paint as follows:

July 1, 2004 to June 30, 2005: minimum patent product purchased waived.
July 1, 2005 to June 30, 2006: $250,000 minimum patent product purchased.
July 1, 2006 to June 30, 2007: $500,000 minimum patent product purchased.
July 1, 2007 to June 30, 2008: $750,000 minimum patent product purchased.
July 1, 2008 to June 30, 2009: $1,000,000 minimum patent product purchased.

Commencing after June 30, 2009, the Company has agreed that the minimum patent product purchased per year will be calculated on the basis of a 10% increase annually from the previous years minimum required number. No purchases were made under this obligation during the years ended December 31, 2005 and 2004.

The Company has entered into a “Sole Distributorship” contract for the United States with the patent holder of the microphone mouse trademarked Chat-N-Mouse™. The Company will be required to purchase 150,000 units of this product annually to retain this agreement beginning in December 2005. No purchases were made under this obligation during the year ended December 31, 2005.

SEREFEX CORPORATION
Notes to Audited Financial Statements
For the Years Ended December 31, 2005 and 2004

NOTE J - COMMITMENTS

The Company leases its executive offices and warehouses in Naples, Florida under a cancelable operating lease that expires on October 30, 2006. The term of the lease is for an optional three years at $15,900 per annum.  The Company is currently in the second year of this lease.
In addition, the Company subleased a portion of the above mentioned space under a month-to-month 2004 operating sublease agreement with an unaffiliated party until April of 2005. This lease was for $747 per month. This income is included in “Other Income” in the accompanying statements of operations for 2005 and 2004. This sublease was terminated in April 2005.

Rent expense for 2005 and 2004 was $14,575 and $24,534, respectively.

NOTE K - PREPAID ADVERTISING EXPENSE

The Company entered into a Production and Media Placement Authorization Agreement with an unrelated entity in 2004. The total cost of production and media placement fees are $150,000, which was fully prepaid by payment of 1,250,000 of the Company’s common shares. $40,650 and $25,000 were expensed for services performed as of December 31, 2005 and 2004, respectively, resulting in balances in prepaid advertising expenses of $ 84,350 and $ 125,000 at December 31,2005 and 2004, respectively .

NOTE L - NOTES PAYABLE

On December 17, 2004, the Company borrowed $30,000 via a signed promissory note from a related party, Director Douglas Hannah. The promissory note was secured by 30,000,000 million shares of the Company’s common stock and all of its assets including inventory. The note carried interest of 16% per annum on the unpaid balance of principal. The note was fully repaid in March 2005.

NOTE M - CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consists primarily of cash and trade accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in Wachovia Bank which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

During the years ended December 31, 2005 and 2004, two customers accounted for 80% and one customer accounted for 10% of gross sales, respectively. Two customers accounted for 67% of the Company’s accounts receivable in the year ended December 31, 2005, and accounts receivable were insignificant in the year ended December 31, 2004. Fridge Tape™ sales accounted for 91% of gross sales in 2005 and magnetic paint accounted for 71% of gross sales in 2004.

The Company purchases the majority of its inventory from a single supplier. Management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a possible disruption of sales. During the years ended December 31, 2005 and 2004, one supplier accounted for 96% and 100% of purchases, respectively.

The Company does not require collateral to support financial instruments subject to credit risk.

NOTE N - SUBSEQUENT EVENTS

Subsequent to year end, the Company issued 160,000 shares of common stock for services.

SEREFEX CORPORATION
Balance Sheet
For the Six Months Ended June 30, 2006
(unaudited)

ASSETS

CURRENT ASSETS
Cash	$157,400
Accounts Receivable	96,468
Inventory	184,996
Prepaid Expenses	66,997
TOTAL CURRENT ASSETS	505,861

FIXED ASSETS
Computer and Office Equipment	23,585
Furniture and Fixtures	2,194
Accumulated Depreciation	(11,045)
TOTAL FIXED ASSETS	14,734

OTHER ASSETS
Trademarks & Patents	15,620
Deposits	1,675
Total Other Assets	17,295

TOTAL ASSETS	$537,890

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	151,202
TOTAL CURRENT LIABILITIES	151,202

STOCKHOLDERS' EQUITY
Common Stock (300,000,000 shares authorized, 153,091,763	15,309
shares issued and outstanding, par value $.0001)
Additional Paid in Capital	16,063,817
Retained Deficit	(15,692,439)
TOTAL STOCKHOLDERS' EQUITY	386,687

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$537,890

See condensed notes to financial statements.

SEREFEX CORPORATION
Statements of Operations
For the Three and Six Months Ended June 30, 2006 and 2005
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
REVENUES:
Sales	$82,597	$99,909	$177,986	$118,597
Cost of sales	(49,764)	(58,624)	(109,617)	(95,241)

GROSS PROFIT(LOSS)	32,832	41,285	68,369	23,356

OPERATING EXPENSES:
General and Administrative	198,158	115,673	336,572	241,542
Financing Fees	250,000	0	250,000	480,813
TOTAL EXPENSES	448,158	115,673	586,572	722,355

OPERATING LOSS	(415,326)	(74,388)	(518,203)	(698,999)

OTHER INCOME (EXPENSE):
Other Income	18,154	1,874	21,522	8,393
Other Expense	(385)	(3,736)	(978)	(4,526)

NET LOSS	$(397,556)	$(76,250)	$(497,659)	$(695,132)

Basic and Fully Diluted Loss per Share	*	*	*	(0.01)

Weighted Average Shares Outstanding	151,079,721	141,998,296	149,554,237	135,223,391

* = less than $.01

See condensed notes to financial statements.

SEREFEX CORPORATION
Statement of Cash Flows
For the Three Months Ended June 30, 2006 and 2005
(unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(497,659)	$(695,132)
Adjustments to reconcile net loss to net	0	0
cash used in operating activities:	0	0
Depreciation	2,873	1,852
Common stock issued for services	269,930	0
Warrants issued for financing	0	480,813
(Increase) decrease in operating assets:	0	0
Accounts receivable	(75,714)	(88,345)
Inventory	72,456	(226,349)
Prepaid expenses and other assets	20,853	(11,558)
Increase (decrease) in operating liabilities:	0	0
Accounts payable and accrued expenses	10,632	(49,920)
NET CASH USED IN OPERATING ACTIVITIES	(196,628)	(588,639)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits returned	0	1,815
Purchases of trademarks	(9,287)	0
Purchases of fixed assets	(1,378)	(12,272)
NET CASH USED IN INVESTING ACTIVITIES	(10,665)	(10,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable	0	(30,000)
Warrants exercised for financing	0	128,170
Cash collected from issuance of common shares	160,000	481,250
NET CASH PROVIDED BY INVESTING ACTIVITIES	160,000	579,420

NET DECREASE IN CASH AND
CASH EQUIVALENTS	(47,293)	(19,676)

CASH AND CASH EQUIVALENTS:
Beginning of year	204,694	46,077
Balance as of the End of the Period (June 30, 2006)	$157,400	$26,401

See condensed notes to financial statements.

SEREFEX CORPORATION
Notes to Financial Statements
June 30, 2006
(unaudited)

NOTE 1 BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with Form 10-QSB instructions and, in the opinion of management, include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2006 and the results of operations for the three months ended June 30, 2006 and 2005. The results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's financial statements and notes for the year ended December 31, 2005, as filed on Form 10-KSB.

Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying unaudited interim financial statements be read in conjunction with the financial statements and notes thereto contained in the Company's 2005 Annual Report on Form 10-KSB. Our results for the three months ended June 30, 2006 may not be indicative of our results for the twelve months ended December 31, 2005.

NOTE 2 GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has incurred significant recurring net losses since inception, has very minimal revenue and substantially all of its notes payable are technically in default.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

The Company's financial statements have been prepared in conformity with generally accepted accounting principles, and contemplate the continuation of the Company as a going concern. However, for the six months ending June 30, 2006 the Company has incurred significant recurring net losses from operations since its inception. The net loss from our new operations was ($497,659) for June 30, 2006 in comparison to ($695,132) as of June 30, 2005. The Company had a net equity of $386,687 and a net working capital of $354,659 as of June 30, 2006 in comparison to a net equity of $341,968 and a net working capital of $323,849 for the same period 2005.

Although our current assets of $505,861 for the period ended June 30, 2006 exceed our current liabilities of $151,202 for such period, this is the result of our equity financing activities in the first quarter and marginal revenues generated from operations. Accordingly, there is still substantial doubt as to Company's ability to continue as a going concern. However, the Company's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern will depend on many factors, including the ability of the Company to successfully sell its line of magnetically backed ancillary items; Fridge Tape®, Fridge Notes®, Fridge Pics® and its Chat-N-Mouse™ computer telephony accessory to the US and global retailing marketplace. In this regard, management intends to continue to seek additional strategic relationships and alliances in order to develop sales and generate a positive cash flow. Pending the successful implementation of one or both of the Company's new business operational activities, of which there can be no assurance, management plans to raise new equity capital in order to improve liquidity and sustain operations.

NOTE 3 COMMON STOCK

The following is a summary of the stock issued during the three months ended June 30, 2006:

(a) 2,666,667 Shares issued to Cornell Capital for financing at $.09 or $240,000;
(b) 111,111 Shares issued to New Bridge Securities for financing at $.09 or $10,000;
(c) 500,000 shares issued for Capital Raise to One investor at $0.05 per share or $25,000;
(d) 75,000 shares issued for advertising at $0.08 per share or $6,000;
(e) 60,000 shares issued for media marketing services rendered at $0.05 per share, or $3,000;
(f) (700,000) Shares returned to treasury from legal Settlement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated bylaws provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder, except for the estimated expenses in connection with the Cornell Capital Standby Equity Distribution Agreement which are detailed in the section “Standby Equity Distribution Agreement” of the prospectus that constitutes part of this registration statement. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fees	$547
Printing and engraving expenses	3,500
Accounting fees and expenses	3,500
Legal fees and expenses	41,000
Transfer agent and registrar fees	-
Fees and expenses for qualification under state securities laws	2,000
Miscellaneous	9,454
Total	$60,000

Item 26. Recent Sales of Unregistered Securities

The following is a summary of all of the shares of the Company’s Common Stock, par value $.0001 per share which were privately placed with accredited investors and without registration under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), during the period from July 1, 2003 through June 30, 2006. We relied on the exemption provided by Section 4(2) of the Securities Act for the issuance of such securities without registration.

For the six (6) month period ended December 31, 2003

(a) 500,000 shares were sold on August 19, 2003 at $0.01 per share ($120,000) to two (2) investors.

(b) 329,590 shares were issued on August 19, 2003 at $0.10 per share ($32,950) in connection with the exercise of warrants by one (1) investor.

(c) An aggregate of 2,000,000 shares were issued in August 2003 at $.04 per share ($80,000) to the Company’s Chief Executive Officer (1,500,000) and Chief Financial Officer (500,000), as payment for services rendered to the Company.

(d) 1,000,000 shares of Common Stock were privately sold on October 20, 2003 to two (2) persons, at a purchase price of $0.01 per share ($10,000).

(e) On October 20, 2003, the Company issued 25,000 shares, at $.01per share ($250), to an individual in consideration for that person’s services to the Company for the development and maintenance of the Company’s website.

(f) On December 1, 2003, the Company issued 1,500,000 shares, at $.02 per share ($30,000), to its Chief Executive Officer as additional compensation, and 500,000 shares, at $.05 per share ($25,000), to its two (2) outside directors, in lieu of compensation.

(g) 500,000 shares were privately sold on December 1, 2003 to one (1) investor at a purchase price of $0.02 per share. As part of the sale, the Company issued to the investor a warrant to purchase up to 200,000 shares of the Company’s Common Stock at an exercise price of $0.05 per share, exercisable at any time for a period of five (5) years.

(h) On December 31, 2003, the Company granted its Chief Executive Officer an option to purchase up to 750,000 shares of the Company’s Common Stock at an exercise price of $0.03 per share for a period of five (5) years.

Year ended December 31, 2004

(a) An aggregate of 13,500,000 shares were privately sold in January (1,000,000), February (5,900,000) and March (6,600,000) 2004 at $0.02 per share ($270,000) to fifteen (15) persons.

(b) 1,250,000 shares were issued in February 2004 at $0.12 per share, ($150,000) to a vendor of the Company in exchange for advertising services rendered.

(c) 750,000 shares were issued in February 2004 at $ 0.09 per share, ($67,500) to one of the Company’s vendors in exchange for advertising services rendered.

(d) 250,000 shares were issued in February 2004 at $0.06 per share ($15,000) to our Controller in connection with the terms of his employment agreement.

(e) 333,334 shares were issued in February 2004 at $0.06 per share ($20,000) to our independent sales representative firm for marketing services rendered.

(f) 59,778 shares were issued in February 2004 at $0.02 per share ($1,195.56) for the conversion of accounts payable for legal services rendered.

(g) 10,000 shares were issued in March 2004 at $0.06 per share ($600) to one (1) of the Company’s vendors in satisfaction of an account payable.

(h) 400,000 shares were issued on June 14, 2004 to one (1) investor at $0.05 per share ($20,000) in connection with the exercise of a warrant.

(i) 75,000 shares were issued on June 14, 2004 to one (1) investor at $0.04 per share ($3,000) in connection with our patent license agreement.

(j) 10,000 shares were issued on June 14, 2004 to our Chief Financial Officer at $0.04 per share ($400) for services rendered.

(k) On October 5, 2004, the Company issued 40,000 shares, at $.0265 per share ($1,060), to a corporation in consideration for its services to the Company for national marketing and sales forecasting research.

(l) On December 30, 2004, 333,333 shares were privately sold to one (1) person, at a purchase price of $0.03 per share ($10,000). As part of the sale, the Company issued to the investor a warrant to purchase up to 200,000 shares of the Company’s Common Stock at an exercise price of $0.05 per share, exercisable at any time for a period of one (1) year.

(m) In lieu of compensation for their services to the Company, on December 30, 2004, the Company issued 435,000 shares to its Chief Financial Officer at $.023 per share ($10,000), and 500,000 shares to its two (2) outside directors at $.05 per share ($25,000), in lieu of compensation.

(n) On December 30, 2004, the Company issued 166,667 shares, at $.03 per share ($5,000), to its counsel in consideration for legal services to the Company.

Year ended December 31, 2005

(a) An aggregate of 13,666,667 shares were privately sold in February (1,666,667) and March (12,000,000) 2004 at $0.03 per share, or $410,000 in the aggregate, to twenty one (21) persons.

(b) In lieu of compensation for services rendered, 1,458,334 shares were issued in March 2006 to the Company’s Chief Executive Officer (1,166,6670) and Controller (291,607) at $0.03 per share ($43,750).

(c) 200,000 shares were issued in March at $ 0.05 per share ($ 10,000) and 200,000 shares at $.10 per share ($20,000), to two (2) investors in connection with the exercise of warrants.

(d) 250,000 shares were issued in March 2005 at $0.11 per share ($27,500) to the Company’s Controller in connection with the terms of his employment agreement.

(e) 800,000 shares were privately sold on April, 2005 to two (2) persons at a purchase price of $0.05 per share ($40,000).

(f) 500,000 shares were issued on April 25, 2005 to three (3) investors in connection with the exercise of warrants at $0.05 per share ($25,000).

(g) 164,607 shares were issued on April 25, 2005 to one (1) investor in connection with the exercise of a warrant at $0.08 per share ($13,169).

(h) 200,000 shares were issued on May 13, 2005 to one (1) investor in connection with the exercise of warrants at $0.10 per share ($20,000).

(i) 97,324 shares were issued on July 13, 2005 to the Company’s Chief Financial Officer for services rendered at $0.065 per share ($6,326).

(j) 349,844 shares were issued on July 13, 2005 to one (1) investor in connection with the exercise of warrants at $0.08 per share ($27,988).

(k) 2,150,000 shares were privately sold in August 2005 to two (2) investors for $0.08 per share ($172,000).

(l) 81,250 shares were issued during July and August 2005 to two (2) companies for services rendered at $0.08 per share ($6,500).

(m) 2,200,000 shares were privately sold on October 15, 2005 to two (2) persons, at a purchase price of $0.05 per share ($110,000).

(n) On October 15, 2005, the Company issued 12,750 shares at $.08 ($1,020) to a corporation in consideration for that corporation’s services to the Company for national marketing and public relations.

(o) On November 28, 2005, the Company issued 12,250 shares at $.08 ($980) to a corporation in consideration for that corporation’s services to the Company for national marketing and public relations.

(p) On December 9, 2005, the Company issued 54,880 shares at $.06 ($32,930) to our Chief Financial Officer for services rendered as set forth by contract.

Six months ended June 30, 2006

(a) 2,700,000 shares were issued in March 2006 at $ 0.05 per share ($135,000) to eight (8) investors in connection with the exercise of warrants.

(b) 100,000 shares were issued in March 2006 at $0.08 per share ($8,000), to our Vice President of Operations/Controller in connection with the terms of his employment agreement.

(c) 12,000 shares were issued in March and April 2006 at $0.05 per share ($3,000) to a company for media relations services per the terms of an agreement.

(d) 500,000 shares were privately sold on April 19, 2006 in connection with a private sale to one (1) investor for $.05 per share ($25,000).

(e) 75,000 shares were issued on May 23, 2006 at $.08 per share ($6,000) to one (1) person for services rendered.

(f) 60,000 shares were issued on April 19, 2006 at $.05 per share ($3,000) for media marketing services.

(g) 2,666,667 shares and 111,111 shares were issued to Cornell Capital and Newbridge, respectively, on June 14, 2006 for $.09 per share in connection with the Standby Equity Distribution Agreement.

Item 27. Exhibits

Number	Description

2.1	Articles and Plan and Agreement of Merger between SpectraFax Corp. and Serefex Corporation ****
3.1	Certificate of Incorporation of Serefex Corporation ***
3.2	Bylaws of Serefex Corporation ***
4.1	See Exhibits 3.1 and 3.2 for the provisions of the Articles of Incorporation and Bylaws of the Company that define the rights of holders of the Company’s Common Stock
4.2	Specimen of Common Stock Certificate ****
5.1	Opinion of Counsel *
10.4	2000 Director Stock Option Plan **
10.7	Description of Compensatory Arrangement Between the Company and Brian S. Dunn **
10.8	Employment Agreement of Shawn M. Williams, dated January 24, 2004 **
10.9	Standby Equity Distribution Agreement *
10.10	Registration Rights Agreement *
10.11	Placement Agent Agreement *
14.1	Code of Ethics **
23.1	Consent of Accountants *
23.2	Consent of Counsel (See Exhibit 5.1)*

* Filed herewith.
**	Filed as an Exhibit to the Company’s Form 10-KSB, as filed with the SEC on March 26, 2004
***	Contained in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on February 20, 2002.
****	Filed as an Exhibit to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on April 15, 2003.
†	Filed as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on February 3, 2004.
††	Filed as Exhibit 16(b) to the Company’s Current Report on Form 8-K, as filed with the SEC on November 8, 2002.

Item 28. Undertakings

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

(c) any additional or changed material information on the plan of distribution;

(2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and,

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, our Company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida, on July 26, 2006.

SEREFEX CORPORATION
By:	/s/ Brian S. Dunn
Brian S. Dunn, Chief Executive Officer

By:	/s/ Todd A. Bartlett
Todd A. Bartlett, Chief Financial Officer and Treasurer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Brian S. Dunn	Director	July 26, 2006
Brian S. Dunn
/s/ Terrence P. Monahan	Director	July 26, 2006
Terrence P. Monahan